SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 29, 2008

Petroleum Development Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

120 Genesis Boulevard, Bridgeport, WV 26330
(Address of Principal Executive Offices)

Registrant's telephone number, including area code  304-842-3597 no change
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2008 the Company finalized a compensation agreement with Steven R. Williams, its former chief executive officer and currently an advisor and chairman of the board of directors.  His agreement is effective as of June 23, 2008 and under it the Company has appointed Mr. Williams as an Advisor to the Company through September 30, 2008, after which Mr. Williams will serve solely as Chairman of the Company's Board of Directors.  As an Advisor to the Company, Mr. Williams is an employee of the Company. We summarize the material provisions of the agreement as follows.

•
Base Salary and Retainer.  Under the agreement, Mr. Williams receives an annual base salary of $340,000 prorated during the time he serves as Advisor.  Upon termination of his employment, Mr. Williams as Chairman of the Board of Directors will receive a minimum cash retainer of $45,000 on an annualized basis.  This retainer will be in addition to the cash retainer and stock compensation payable to other non-employee directors.

•
2008 Performance Bonus.  In addition to his base salary, Mr. Williams will be entitled to a performance bonus for his service as an employee during the term of his employment from January 1 through September 30, 2008.  The "target bonus" will be equal to 90% of his base salary during 2008, in respect of his serving as CEO from January 1 through June 23, 2008 and as Advisor from June 23 through September 30, 2008.  Depending upon Mr. Williams' performance, the bonus may be less or more than the target bonus, but not to exceed 180% of his base salary.

•	Retirement Compensation. Mr. Williams' retirement compensation will be the same as was disclosed in the Company's proxy statement for its annual meeting of shareholders held on June 23, 2008.
•	Accelerated Vesting of Outstanding Stock Options, Restricted Stock and Performance Shares.
o	100% of the then unvested stock options (totaling 5,227 shares) held by Mr. Williams will vest on the date that Mr. Williams is no longer an Advisor of the Company;
o
100% of the unvested shares of restricted stock (totaling 13,070 shares; not including performance shares awarded under the 2007 and 2008 LTIPs) will vest when and if Mr. Williams retires, in a Board-approved retirement, as a Director of the Company;

o
With regard to the 2007 and 2008 LTIP performance shares (14,683 and 22,757 shares, respectively), for purposes of the service vesting requirement, 50% of these LTIP shares will vest on the date that Mr. Williams is no longer an Advisor of the Company or other employee position; and the remaining 50% of these LTIP shares will vest when and if Mr. Williams retires, in a Board-approved retirement, as a Director.  To be earned, these 2007 and 2008 LTIP performance shares will vest, if at all, only if they also satisfy the performance targets established by the Compensation Committee in March 2008 as presented in the relevant documentation of the awards.

•
Restrictive Covenants.  Mr. Williams will be bound by his compensation agreement's provisions regarding the non-disclosure and return of confidential information; no solicitation of Company employees; and non-competition obligations.

•
Termination as an Employee.  Following his termination as an employee of the Company, the Company will pay Mr. Williams his earned 2008 performance bonus, when the performance data is available, but not later than March 15, 2009; any incentive, deferred or other compensation which has been earned or has become payable under any Company agreement or compensation or benefit plan; any unpaid expense reimbursement; and any other payments for benefits earned by Mr. Williams under any employment agreement or plan.

Most of the above acceleration in equity grants pertains to performance shares that have worth only if the Company achieves certain specified increased share price targets in future years.  The Compensation Committee believes that this acceleration will help align Mr. Williams' interests with the transition to the new chief executive officer and the future success of the Company.  Furthermore, the acceleration of the restricted stock and the performance units is contingent on approval by the Board of his retirement from the Board; in rendering such future approval decision, the Board will be able to consider the success of Mr. Williams in his role in the transition of the chief executive officer and in the future success of the Company as an Advisor and as Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

Date  August 29, 2008

By	/s/ Richard W. McCullough
Richard W. McCullough
President and Chief Executive Officer